Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México of our report dated April 28, 2017 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Grupo Financiero Santander México, S.A.B. de C.V.’s Annual Report on Form 20-F for the year ended December 31, 2016. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, S.C.

PricewaterhouseCoopers, S.C.
Mexico City, Mexico

October 30, 2017